Exhibit 99.2

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA DECLARES QUARTERLY DIVIDEND

Houston, TX — April 27, 2020 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that its board of directors declared a quarterly dividend of $0.105 per share on Comfort Systems USA, Inc. common stock. The dividend is payable on May 26, 2020 to stockholders of record at the close of business on May 15, 2020.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 142 locations in 116 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.